Exhibit 10.9

MEMBERS AGREEMENT
of the Members of

TONKIN SPRINGS LLC
A Delaware Limited Liability Company

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND CROSS-REFERENCES  1
1.1  Definitions.  1
1.2  Cross References.  2

ARTICLE II CONTRIBUTIONS AND PAYMENTS BY MEMBERS  2
2.1  Members Initial Contributions.  2
2.2  Additional Cash Contributions.  2
2.3  Withdrawal or Deemed Withdrawal Prior to the Cut-Off Date.  3
2.4  Minimum Work Commitment.  4
2.5  Grant of Lien and Security Interest.  4
2.6  Financing of Major Development Programs.  5
2.7  Pledge and Subordination of Interests.  6
2.8  TSHI Payments to TSVLP.  6

ARTICLE III REPRESENTATIONS AND WARRANTIES;TITLE TO ASSETS;
INDEMNITIES  6
3.1  Representations and Warranties.6
3.2  Disclosures.  12
3.3  Loss of Title.  12
3.4  Limitation of Liability. 12
3.5  Indemnification. 12

ARTICLE IV INTERESTS OF MEMBERS 13
4.1  Continuing Liabilities Upon Adjustments of Ownership Interests.  13
4.2  Continuing Obligations and Environmental Liabilities.  14
4.3  Grant of Lien and Security Interest.  14
4.4  Subordination of Interests.  14

ARTICLE V RELATIONSHIP OF THE MEMBERS  15
5.1  Transfer or Termination of Rights.  15
5.2  Abandonment and Surrender of Properties.  15
5.3  Implied Covenants.  15
5.4  No Third Party Beneficiary Rights.  15

ARTICLE VI ACQUISITIONS WITHIN AREA OF INTEREST  15
6.1  General.  15
6.2  Notice to Non-Acquiring Member.  15
6.3  Option Exercised.  16
6.4  Option Not Exercised.  16
6.5  Non-Compete Covenants.  16
6.6  Campbell-Simpson Lease.16

ARTICLE VII GOVERNING  LAW  17
7.1  Governing Law.17

ARTICLE VIII GENERAL PROVISIONS  7
8.1  Notices. 17
8.2  Gender.  18
8.3  Currency.  18
8.4  Headings.  18
8.5  Waiver.  18
8.6  Modification.18
8.7  Force Majeure.  18
8.8  Rule Against Perpetuities.  196
8.9  Further Assurances.  19
8.10  Entire Agreement; Successors and Assigns.  19
8.11  Counterparts.  19

MEMBERS AGREEMENT of the Members of TONKIN SPRINGS LLC
A Delaware Limited Liability Company

This Members Agreement (the Agreement) is made as of February 26, 1999 (Effective Date) between TONKIN SPRINGS VENTURE LIMITED
PARTNERSHIP, a Nevada limited partnership (TSVLP), the address of which is 55 Madison Street, Suite 700, Denver, Colorado 80206, and TONKIN SPRINGS HOLDINGS INC., a Colorado corporation (TSHI), the address of which is 401 Bay Street, Suite 2302, Toronto, Ontario M5H2Y4, Canada.

RECITALS

A.  Gold Capital Corporation, a Colorado corporation (GCC) and TSVLP were parties to a Mining Venture Agreement dated December 31, 1993, as amended on March 7, 1997 and July 7, 1997 (the 1993 Agreement).
Pursuant to the 1993 Agreement, GCC and TSVLP formed the Venture.  At all times while the 1993 Agreement remained in effect GCC was Manager of the Venture and had overall management responsibility for, and control of, Operations. GCC and TSVLP owned as tenants-in-common certain
assets which were subject to the 1993 Agreement and included   certain
Properties situated in Eureka County, Nevada. These Properties and Assets are described in Exhibit A and defined in Exhibit D of the LLC Agreement (as defined in Recital C below). The 1993 Agreement has been terminated, with GCC being assigned and retaining an undivided 60% interest and TSVLP being assigned and retaining an undivided 40% interest in the Properties and Assets, free and clear of the 1993 Agreement and any and all Liens of GCC, TSVLP, or their respective Affiliates.

B. Immediately following termination of the 1993 Agreement, and immediately prior to execution of this Agreement and the LLC Agreement, TSHI acquired GCCs undivided 60% interest in the Properties and Assets.

C. TSVLP and TSHI wish to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. 18-101 et. seq. (the Act) to own and operate the Properties and Assets. The name of the limited liability company shall be Tonkin Springs LLC (the Company) and its affairs shall be governed by that certain Operating Agreement of Tonkin Springs LLC of even date herewith (the LLC Agreement). TSVLP and TSHI desire to enter into this Agreement to provide, amongst themselves, for their respective contributions to the Company and for certain other matters, all as set forth herein.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, TSVLP and TSHI agree as follows:

DEFINITIONS AND CROSS-REFERENCES

Definitions. The terms defined herein shall have the defined meaning wherever used in this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings given thereto in the LLC
Agreement.

Cross References. References to exhibits are to Exhibits of the LLC Agreement. References to Articles, Sections and Subsections refer to Articles, Sections and Subsections of this Agreement unless indicated otherwise. References to Paragraphs and Subparagraphs refer to paragraphs and subparagraphs of the referenced Exhibits.

CONTRIBUTIONS AND PAYMENTS BY MEMBERS

Members Initial Contributions. TSVLP, as its Initial Contribution, shall and does hereby transfer, convey, assign and contribute to the Company its undivided 40% interest in the Assets and any other right, title and interest held by TSVLP or its Affiliates in or to the Assets. TSHI, as its Initial Contribution, shall and does hereby transfer, convey, assign and contribute to the Company its undivided 60% interest in the Assets and any other right, title and interest held by TSHI or its Affiliates in or to the Assets. For purposes of determining TSVLPs and TSHIs initial or subsequently adjusted Ownership Interests, including the calculation of dilution under
Section 4.1(b) of the LLC Agreement, and for no other purpose, the value of TSVLPs Initial Contribution shall be deemed to be Two Million Dollars ($2,000,000) and the value of TSHIs Initial Contribution shall be deemed to be Three Million Dollars ($3,000,000). As of the Effective Date of this Agreement, after taking into account the Members Initial Contributions, the opening balance in TSHIs Capital Account shall be zero and the opening balance in TSVLPs Capital Account shall be zero. TSVLP and TSHI shall take all such further action (and shall cause their Affiliates to take all such further action), including without limitation the execution, delivery, recordation and filing of appropriate deeds, bills of sale, assignments and other instruments of conveyance, as may be reasonably necessary, convenient or appropriate to accomplish or evidence their respective Initial Contributions.
Additional Cash Contributions. Subject to TSHIs right of withdrawal as set forth in Section 2.3, TSHI agrees to contribute, in accordance with approved Programs and Budgets and the provisions of the LLC Agreement, one hundred percent (100%) of all costs of Operations, including but not limited to costs of holding and maintaining the Properties, permits and bonds for Operations, expenditures in respect of Exploration and, if warranted, Development and Mining, capital costs and working capital until the date (the Cut-Off Date) on which TSHI has contributed and committed an aggregate of Four Million Dollars ($4,000,000) toward the costs of Exploration, including without limitation associated costs of permitting, environmental studies and Environmental Compliance, but excluding costs of holding the Properties. Such amounts contributed by TSHI prior to the Cut-Off Date shall be added to the Recoupment Amount in accordance with Exhibit D of the LLC Agreement , and credited to TSHIs Capital Account in accordance with Exhibit C of the LLC Agreement, but shall not be considered for purposes of adjusting TSVLPs and TSHIs Ownership
Interests (for purposes of calculating dilution) under Section 4.1 (b) of the LLC Agreement. Subsequent to the Cut-Off Date, the Members, subject to any election permitted by Section 4.1 of the LLC Agreement, and to the obligation of TSHI to advance funds to TSVLP as provided in said Section
4.1, shall be obligated to contribute funds to adopted Programs and Budgets pursuant to cash calls under Section 11.2 of the LLC Agreement in proportion to their respective Ownership Interests.

Withdrawal or Deemed Withdrawal Prior to the Cut-Off Date.

In the event that TSHI fails to fund one hundred percent (100%) of all costs of Operations prior to the Cut-Off Date in accordance with the provisions of Section 2.2, and TSHI fails within thirty (30) days after its receipt of written notice from TSVLP setting forth in detail the specifics of such a default, either to cure the default or to contest in writing the occurrence of a default, TSHI shall be deemed to have withdrawn from this Agreement and from the Company. At any time prior to the Cut-Off Date, TSHI may also withdraw from this Agreement and the Company by providing to TSVLP not less than thirty (30) days prior written notice of withdrawal, which notice shall set forth the effective date of TSHIs withdrawal. Upon such withdrawal or deemed withdrawal, TSHI shall have no further right, title or interest in the Assets or the Company and its Ownership Interest shall be deemed transferred to TSVLP. TSHIs deemed withdrawal shall be effective upon its failure to cure or contest an alleged default within the aforementioned thirty (30) day period and TSHIs withdrawal shall be effective on the date set forth in TSHIs notice.
However, notwithstanding TSHIs withdrawal or deemed withdrawal pursuant to this Section 2.3(a), TSHI shall remain obligated to TSVLP: (i) to fund Operations up to the amount of TSHIs agreed contribution to the remaining balance of the adopted Program and Budget in effect on termination; (ii) to complete its Minimum Work Commitment under
Section 2.4 or, alternatively, to pay to TSVLP the deficiency or amount necessary to complete the Minimum Work Commitment; (iii) to pay to TSVLP any unpaid Monthly Minimum Payments that are due and payable under Section 2.8 within thirty-four (34) calendar months after the Effective Date; and (iv) to fund and satisfy all unfunded liabilities to third parties (whether such accrue before or after such withdrawal) arising out of Operations conducted subsequent to the Effective Date but prior to TSHIs withdrawal or deemed withdrawal until such time as TSHI shall have expended a total of Four Million Dollars ($4,000,000) in connection with Operations or in connection with this Agreement (whether pursuant to this Section 2.3 or otherwise) and thereafter to fund and satisfy its share (a share proportionate to its Ownership Interest immediately prior to its withdrawal or deemed withdrawal) of such unfunded liabilities to third parties arising out of Operations conducted subsequent to the Effective
Date, but prior to TSHIs withdrawal or deemed withdrawal. Except as provided in the preceding sentence, upon TSHIs withdrawal or deemed withdrawal pursuant to this Section 2.3(a), TSHI shall have no further liabilities or obligations whatsoever with respect to, under or arising out of the Assets, the Company, Operations, the LLC Agreement or this Agreement, including without limitation any obligation to make any payment or contribution or perform any covenant. Following TSHIs withdrawal or deemed withdrawal pursuant to this Section 2.3(a), TSVLP shall indemnify and hold harmless TSHI, its Affiliates and the Manager and their respective officers, employees and agents from and against any and all liabilities, obligations, claims, responsibilities, actions, demands, losses, costs and expenses, including but not limited to costs of litigation and reasonable attorneys fees, with respect to, under or arising out of the Assets, the Company, Operations, the LLC Agreement or this Agreement, except for those liabilities and obligations expressly set forth in this Section 2.3(a) as retained by TSHI following its withdrawal or deemed withdrawal.

In the event that, prior to the Cut-Off Date, there is a breach of any of TSVLPs representations, warranties or covenants set forth in this Agreement or in the LLC Agreement that causes a Material Adverse Effect
(as defined below in Section 2.3(c)), TSHI shall have the right to withdraw from this Agreement and the Company by providing written notice thereof to TSVLP, which notice shall set forth the effective date of TSHIs withdrawal. Upon such withdrawal, TSHI shall have no further right, title or interest in the Assets or the Company and its Ownership Interest shall be deemed transferred to TSVLP. Upon TSHIs withdrawal pursuant to this
Section 2.3(b), TSHI shall have no further liabilities or obligations whatsoever with respect to, under or arising out of the Assets, the Company, Operations, the LLC Agreement or this Agreement, including without limitation any obligation to make any payment or contribution or perform any covenant, provided, however, TSHI shall remain obligated to TSVLP to fund and satisfy all unfunded liabilities to third parties (whether such accrue before or after such withdrawal) arising out of Operations conducted subsequent to the Effective Date but prior to TSHIs withdrawal until such time that TSHI shall have expended a total of Four Million
Dollars ($4,000,000) in connection with Operations or in connection with this Agreement (whether pursuant to this Section 2.3 or otherwise) and thereafter to fund and satisfy its share (a share proportionate to its Ownership Interest immediately prior to its withdrawal or deemed withdrawal) of such unfunded liabilities to third parties arising out of Operations conducted subsequent to the Effective Date, but prior to TSHIs withdrawal or deemed withdrawal. Except as provided for in the preceding sentence, following TSHIs withdrawal pursuant to this Section 2.3(b), TSVLP shall indemnify and hold harmless TSHI, its Affiliates and the Manager and their respective officers, employees and agents from and against any and all liabilities, obligations, claims, responsibilities, actions, demands, losses, costs and expenses, including but not limited to costs of litigation and reasonable attorneys fees, with respect to, under or arising out of the Assets, the Company, Operations, the LLC Agreement or this Agreement.

As used in Section 2.3(b), Material Adverse Effect means an effect that reduces or diminishes the fair market value of the Assets by more than Two Hundred and Fifty Thousand Dollars ($250,000) or that imposes a liability, obligation, Lien or Encumbrance in excess of Two Hundred and Fifty Thousand Dollars ($250,000).

Minimum Work Commitment. On or before the third anniversary of the Effective Date, TSHI shall expend not less than Two Million Dollars ($2,000,000) in connection with Exploration upon or with respect to the Properties, including without limitation associated costs of permitting, environmental studies and Environmental Compliance, but exclusive of costs of holding the Properties (the Minimum Work Commitment). The Minimum Work Commitment shall be accounted for in accordance with Exhibit B of the LLC Agreement, including the administrative change provided for therein. Subject to force majeure under Section 8.7, the Minimum Work Commitment shall be a fixed obligation on the part of TSHI which shall not be excused by TSHIs withdrawal or deemed withdrawal from this Agreement. The Minimum Work Commitment will constitute a part of the Four Million Dollar ($4,000,000) funding for Exploration to be provided by TSHI pursuant to Section 2.2, and not an additional obligation.

Grant of Lien and Security Interest.   TSVLP grants to TSHI a lien on and a
security interest in (i) all of TSVLPs Ownership Interest, (ii) all of TSVLPs right, title and interest in the Company and the Assets, (iii) all of TSVLPs right, title and interest arising under this Agreement or the LLC
Agreement, whenever acquired or arising, and (iv) all proceeds from and accessions to the foregoing; provided, however, that this lien and security interest shall in no event apply to or burden any net smelter return (NSR) royalty received by TSVLP pursuant to the LLC Agreement. The liens and security interests granted to TSHI will secure every obligation or liability of TSVLP created under this Agreement or the LLC Agreement. TSVLP hereby agrees to take all action necessary to preserve, protect and perfect such liens and security interests and hereby irrevocably nominates, constitutes and appoints TSHI and each of its officers holding office from time to time as the true and lawful attorney-in-fact and agent of TSVLP with power of substitution in the name of TSVLP to do any and all such acts and things or execute and deliver all such agreements, documents and instruments as TSHI reasonably considers necessary for that purpose. Without in any way limiting the generality of the foregoing, TSHI shall have the right to execute for and in the name of TSVLP all financing statements, financing change or continuation statements, conveyances, transfers, assignments, consents and other instruments as may be required for such purposes. This power of attorney shall not be revoked or terminated during the term of this Agreement or the term of the LLC Agreement, but shall terminate upon termination of either this Agreement or the LLC Agreement, whichever is earlier. In the event that TSHI executes any written power of attorney in its favor pursuant to this Section 2.5, TSHI shall promptly provide a copy of such instrument to TSVLP. Any lien or security interest granted by TSVLP to any third party upon or with respect to any of TSVLPs rights, title or interest in or to the Company or the Assets, TSVLPs Ownership Interest, TSVLPs rights under this Agreement or under the LLC Agreement or proceeds from and accessions to the foregoing, that is otherwise permitted under this Agreement and under the LLC Agreement (TSVLP Third Party
Liens), shall expressly be subordinated to the liens and security interests held by TSHI; provided, however, that TSHI shall subordinate its liens and security interests to TSVLP Third Party Liens, other than those arising in connection with outstanding loans to TSVLP, in connection with secured
Project Financings arranged or approved by the Manager for the benefit of both Members. Notwithstanding the foregoing, provided that TSVLP is in compliance with all the terms and conditions of this Agreement and the LLC Agreement and no amount of any Elected Loan or Demand Loan or other indebtedness of TSVLP to TSHI is outstanding then, upon request by TSVLP, TSHI shall subordinate its liens and security interests arising under this Section 2.5 to any TSVLP Third Party Liens that TSVLP may desire to grant to third parties in connection with secured financings, provided that:
(i) such subordination shall expressly not apply to TSHIs liens, security interests and rights with respect to any subsequent Elected Loan, Demand
Loan or other loan that TSHI may make to TSVLP thereafter, or to the rights and remedies that TSHI may have under this Agreement or the LLC Agreement in the event of default thereunder, or in the event of a breach of an obligation to contribute to an Approved Program and Budget pursuant to an election or deemed election in accordance with Article X of the LLC Agreement, including without limitation the right upon such default or breach to reduce TSVLPs Ownership Interest in accordance with the provisions of this Agreement and the LLC Agreement and to receive the portion of the Ownership Interest so reduced free and clear of all Liens and Encumbrances; (ii) all TSVLP Third Party Liens shall expressly be subordinated to the liens, security interests and rights of TSHI described above in clause (i) of this sentence; and ; (iii) all documentation reflecting TSVLP Third party Liens shall expressly indicate the exclusions from and conditions of such subordination stated in clauses (i) and (ii) of this sentence.

Financing of Major Development Programs. In the event that, subsequent to the Cut-Off Date, a Program and Budget involving Development and requiring funding in excess of Twenty Million Dollars ($20,000,000) is approved, the Manager shall exercise reasonable efforts to attempt to obtain third party Project Financing for a substantial part of such Program and Budget for the benefit of both Members.

Pledge and Subordination of Interests. Each Member shall pledge its Ownership Interest and, to the extent consistent with the final proviso of
Section 2.5, subordinate any liens it may hold which are created under this Agreement to any secured Project Financing approved or arranged by the Manager for the benefit of both Members, including any modifications or renewals thereof.

TSHI Payments to TSVLP. Upon execution of this Agreement, TSHI shall pay TSVLP One Hundred Ninety Thousand Dollars ($190,000).
Commencing on the first day of each of the following thirty-four (34) calendar months, TSHI shall pay TSVLP the sum of Forty-Five Thousand
Dollars ($45,000) in any month that is prior to or is the month in which the Commencement of Commercial Production is achieved and the sum of Sixty Thousand Dollars ($60,000) in each month subsequent to the calender month in which Commencement of Commercial Production occurs
(the Monthly Minimum Payments). On the last day in the calendar month in which the Commencement of Commercial Production is achieved, TSHI shall pay TSVLP an additional amount to be calculated by multiplying: (i) Fifteen Thousand Dollars ($15,000); by (ii) the number of months from the Effective Date of this Agreement up to and including the month in which the Commencement of Commercial Production is achieved (the Lump-Sum Payment). In accordance with the definition of Recoupment Amount set forth in Exhibit D of the LLC Agreement, fifty percent (50%) of each of: (i) the One Hundred Ninety Thousand Dollar ($190,000) payment made by
TSHI to TSVLP upon execution of this Agreement and (ii) the monthly
Minimum Payments and (iii) the Lump Sum Payment, shall be added to the Recoupment Amount. In no event shall TSVLP be obligated to refund any such payments if its share of Cash Flow is insufficient to repay the Recoupment Amount, except from liquidation proceeds upon liquidation of the Company as provided in Section 14.3 of the LLC Agreement, provided, however, that under no circumstances shall TSVLP be required to contribute cash upon liquidation.

REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

Representations and Warranties.

Capacity of the Members. As of the Effective Date, each Member warrants and represents to the other that:

it is a corporation or limited partnership, as the case may be, duly organized and in good standing in its state of incorporation or partnership organization and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate, partnership and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

Representations and Warranties of TSVLP.   The parties to this Agreement
acknowledge and understand that: (i) since the effective date of the 1993 Agreement, GCC (and not TSVLP) has served as the manager thereunder;
(ii) TSVLP has received some but not all reports that GCC, as manager, should have provided under the 1993 Agreement, and (iii) TSVLP makes no representations or warranties regarding the accuracy or completeness of the reports or information that were provided by GCC as the manager pursuant to the 1993 Agreement. Subject to the foregoing understandings, TSVLP makes the following representations and warranties to TSHI as of the time of the Effective Date immediately prior to the termination of the 1993 Agreement.

To the best of TSVLPs knowledge and belief, the Venture owns no Properties in fee simple.

With respect to those Properties in which the Venture holds an interest under leases or other Contracts, and to the best of TSVLPs knowledge and belief, and except as set forth in Exhibit J of the LLC Agreement: (i) the Venture is in exclusive possession of such Properties; (ii) the Venture has not received any notice of breach or default of any of the terms or provisions of such leases or Contracts and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a breach or default under any of the foregoing; (iii) such leases and Contracts do not limit in any way the right or the ability of the Venture, GCC or TSVLP to assign their rights thereunder or otherwise to perform fully their respective obligations with respect to the transactions contemplated under this Agreement or the LLC Agreement, (iv) such leases and Contracts are valid, enforceable and are in good standing; and (v) the title of the Ventures lessor in such Properties covered thereby and the Ventures leasehold interest therein are free and clear of all defects, Liens, Encumbrances and Contracts, except for those specifically identified in Exhibit A of the LLC Agreement or in such leases or Contracts. With respect to those Properties in which the Venture holds an interest under leases or other Contracts and except as forth in Exhibit J of the LLC
Agreement: (i) TSVLP has not received any notice of breach or default of any of the terms or provisions of such leases or Contracts; and (ii) the Ventures leasehold interest therein is free and clear of all defects, Liens, Encumbrances and Contracts, arising by, through or under TSVLP, except for those specifically identified in Exhibit A of the LLC Agreement or in such leases or Contracts. TSVLP will make available to TSHI all information concerning title to the Properties in TSVLPs possession or control, and has delivered to TSHI true, correct and complete copies of all leases and other Contracts relating to the Properties, together with all amendments, supplements and exhibits thereto, of which TSVLP has knowledge.

a. With respect to unpatented mining and mill site claims located by TSVLP or an agent or Affiliate of TSVLP that are included within the Properties (whether held directly or under lease or other Contract), except as provided in Exhibits A and J of the LLC Agreement and subject to the paramount title of the United States: (i) the unpatented claims were properly laid out and monumented; (ii) all required location and validation work was properly and timely performed; (iii) location notices and certificates were properly and timely recorded and filed with appropriate governmental agencies; (iv) to the best of TSVLPs knowledge and belief, all assessment work required to hold the unpatented claims has been performed in a manner consistent with that required of the Manager pursuant to Section 9.2(k) of the LLC Agreement through the assessment year ending September 1, 1998; (v) to the best of TSVLPs knowledge and belief, all affidavits of assessment work, notice of intent and other filings and holding, maintenance and rental fees and payments required to maintain the mining claims in good standing have been properly and timely recorded, filed or paid with appropriate governmental agencies; (vi) the claims are free and clear of defects, Liens, Encumbrances and Contracts arising by, through or under TSVLP and, to the best of TSVLPs knowledge and belief, are free and clear of all other defects, Liens, Encumbrances and Contracts; (vii) to the best of TSVLPs knowledge and belief, the Venture holds the entire undivided right, title and interest in and to the claims; and
(viii) TSVLP has no knowledge of conflicting claims.  Nothing in this
Section 3.1 (b)(3) , however, shall be deemed to be a representation or a warranty that any of the unpatented claims contain a discovery of minerals. With respect to those unpatented mining and mill site claims that were not located by TSVLP or an Affiliate of TSVLP, but are included within the Properties (whether held directly or under lease or other Contract), TSVLP makes the representations and warranties set forth in clauses (3)(i)(ii) and
(iii) hereinabove (with the foregoing exceptions) to the best of its knowledge and belief.

To the best of TSVLPs knowledge and belief, with respect to the Assets, the Venture and the Operations, there are no pending or threatened actions, suits, claims or proceedings, except as expressly set forth in Exhibit M of the LLC Agreement.

To the best of TSVLPs knowledge and belief: (i) all of the Assets are identified in Exhibit A of the LLC Agreement, (ii) the Venture owns the entire undivided title to the Assets, free and clear of all defects, Liens, Encumbrances and Contracts except those specifically identified in Exhibit
A of the LLC Agreement; and (iii) except with respect to unpatented claims, the Venture has good and marketable title to all of the Assets, except as expressly set forth in Exhibits A and J of the LLC Agreement. The Assets are free and clear of all defects, Liens, Encumbrances and Contracts arising by, through or under TSVLP except for those specifically identified in Exhibit A or Exhibit J of the LLC Agreement. TSVLP has obtained any and all consents, approvals and authorizations and given all notices, as are required in connection with the making of its Initial Contribution to the Company and the conveyance of its undivided forty percent (40%) interest in the Assets to the Company pursuant to Section 2.1, provided, however, that this representations and warranty applies only to the extent said consents, approvals, and authorizations are required uniquely in connection with TSVLPs Initial Contribution and conveyance to the Company of its undivided interest in the forty percent (40%) interest in the Assets and would not be required in connection with GCCs Initial Contribution and conveyance to the Company of its undivided sixty percent (60%) interest in the Assets. To the best of TSVLPs knowledge and belief, and except as provided in Exhibits A and J, all Contracts pertaining in any way to the Assets are specifically described in Exhibit A of the LLC Agreement, all such Contracts are valid and in full force and effect, no breach thereof or default thereunder has occurred or been alleged, and all payments required to have been paid and all obligations required to have been performed thereunder as of the Effective Date have been fully paid or performed.

To the best of TSVLPs knowledge and belief, the Properties and the Assets and all Operations and activities conducted thereon and all conditions with respect thereto have been and are in compliance with all Environmental
Laws and with all other Laws, except as expressly set forth in Exhibit F of the LLC Agreement.

TSVLP has made available to TSHI all information in TSVLPs possession regarding Permits and Bonds required to hold and operate the Assets.

To the best of TSVLPs knowledge and belief, the Venture has not used or permitted to be used, except in compliance with all Environmental Laws, any of the Assets or other facilities which the Venture currently owns and operates or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance, except as expressly set forth in Exhibit F of the LLC Agreement.

To the best of TSVLPs knowledge and belief, no building, structure or improvement located on the Properties is or ever has been insulated with urea formaldehyde insulation, and none of such buildings or structures contain asbestos or PCBs, except as expressly set forth in Exhibit F of the LLC Agreement.

To the best of TSVLPs knowledge and belief, the Venture has never received any notice of, or been prosecuted for, non-compliance with any Environmental Laws or other laws, nor has the Venture settled any allegation of non-compliance prior to prosecution, except as expressly set forth in Exhibit F of the LLC Agreement. To the best of TSVLPs knowledge and belief, there are no notices, orders or directions relating to environmental matters requiring, or notifying the Venture that it is or may be responsible or liable in whole or in part, for, any containment, clean-up, remediation, responses, corrective action or damages to natural resources or any work, repairs, construction or capital expenditures to be made under Environmental Laws or other Laws, except as expressly set forth in Exhibit
F of the LLC Agreement.

To the best of TSVLPs knowledge and belief, the Venture has not caused or permitted, nor has there been any Release of any Hazardous Substance on, in, around, from or in connection with any of the Assets, or their use, or any such Release on or from a facility which it previously owned or leased, or any such Release on or from a facility owned or operated by any third party but with respect to which the Venture is or may reasonably be alleged to have liability, except as expressly set forth in Exhibit F of the LLC Agreement. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Venture have been disposed of, treated and stored by the Venture in compliance with all Environmental Laws, except as expressly set forth in Exhibit F of the LLC Agreement.

To the best of TSVLPs knowledge and belief, TSVLP has made available to TSHI true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to the Assets and their use which are within the possession or control of TSVLP.

To the best of TSVLPs knowledge and belief, all Contracts are set forth in Exhibit L of the LLC Agreement. To the best of TSVLP's knowledge, the Venture has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a breach or default under any of the foregoing, except as set forth in Exhibit J or Exhibit L of the LLC
Agreement. There are no Contracts in effect arising by or through TSVLP, except as set forth in Exhibit A of the LLC Agreement.

To the best of TSVLPs knowledge and belief, there are no commitments or Contracts for the disposition, sale, hedging, forward sales, or marketing of Products.

Additional Representations and Warranties of TSVLP. As of the time on the Effective Date at which it executes and enters into this Agreement, and as of the time on the Effective Date at which it transfers its interest in the Assets to the Company, TSVLP represents and warrants to TSHI that: (i) the 1993 Agreement has been duly and properly terminated; (ii) pursuant to such termination, TSVLP has been assigned and/or retained an individual forty percent (40%) interest in the Assets free and clear of Liens of GCC, TSVLP or their respective Affiliates; and (iii) between the time of termination of the 1993 Agreement, TSVLP has not granted any Lien or Encumbrance, entered into any Contract, transferred any right, title or interest or otherwise taken any action whatsoever with respect to the Assets.

Responsibility For Conditions Prior to the Effective Date.   In the event
that, in the future, any kind of party brings an action against TSHI or the Company arising out of any physical condition of the Properties existing prior to the Effective Date, and such condition does not constitute a breach of any of TSVLPs representation and warranties under this Agreement, TSHI shall not seek contribution from TSVLP in excess of forty percent
(40%) of the resulting costs, losses and liabilities.

Survival and Construction of Representations and Warranties.

The representations and warranties set forth above in this Section 3.1 or below in Section 3.2 shall survive the execution and delivery of any instruments of Transfer contemplated under this Agreement and the making of TSVLPs and TSHIs Initial Contributions.

Where a representation or warranty in this Agreement is made to the best of TSVLPs knowledge and belief or of which TSVLP has knowledge, that means to the actual knowledge of William W. Reid, David Reid or William Pass, provided that such individuals shall conclusively be charged with actual knowledge of all matters disclosed by files, documents, materials, computer programs and other information in the possession or under the control of such individuals, TSVLP or TSVLPs general partner or manager, provided further, however, that no such information shall be deemed to be in the possession or under the control of such Persons because it was in the possession or under the control of GCC unless such information has actually been provided to William W. Reid, David Reid, William Pass,
TSVLP or TSVLPs general partner or manager.

Where the term Venture is used in this Section 3.1, such term shall mean the business arrangement of GCC and TSVLP under the 1993 Agreement, any present or former members, managers or participants under the 1993 Agreement, TSVLP, GCC, their respective Affiliates or any combination of the foregoing.

In the event that any of the Assets are subject to any defects, Liens, Encumbrances or contacts arising by, through or under TSVLP and such circumstance constitutes a breach of any of TSVLPs representations or warranties under this Agreement, TSHI shall have the right, but not the obligation, to cure or attempt to cure any such defects, or to pay off and discharge, in whole or in part, any such Liens or Encumbrances, in which case, without limiting any other remedies otherwise available to TSHI, TSHI may deduct and recover amounts paid by it in connection with such actions from any or all amounts payable to TSVLP under this Agreement or under the LLC Agreement (provided that such amounts deducted by TSHI shall nevertheless be deemed paid by TSHI to TSVLP for all purposes of this Agreement and the LLC Agreement). TSVLP shall be subrogated to the rights of the holders of any such Liens or Encumbrances that TSHI pays off or discharges pursuant to the preceding sentence. Except as set forth above, an allegation or claim by TSHI of a breach of any representation of warranty of TSVLP hereunder that is disputed in writing and good faith by TSVLP shall not be justification for withholding any payments otherwise due TSVLP pursuant to Section 2.8 of this Agreement unless and until TSHIs claim of a breach of representation or warranty is upheld by a court of competent jurisdiction, provided, however, that if such claim is upheld by a court of competent jurisdiction then TSHI shall have the right of set-off provided for in the first sentence of this paragraph 3.1 (d) (4).

In the event that TSVLP owns a lesser interest in the Assets than as represented by TSVLP hereunder, all payments to TSVLP hereunder, including but not limited to distributions from the Company and payments by TSHI, but not including payments to TSVLP pursuant to Section 2.8, shall be payable to TSVLP only in the proportion that TSVLPs actual interest in the Assets bears to the interest represented by TSVLP.

Disclosures made under Exhibit F (Environmental Matters) shall not be deemed to be disclosures for purposes of any other Exhibit and shall not qualify or limit any representations, warranties, or covenants of TSVLP in this Agreement or the LLC Agreement other than those representations, warranties and covenants which are expressly made subject to Exhibit F.

Disclosures. Each of the Members represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement or the LLC Agreement which should be disclosed to the other Member in order to prevent the representations and warranties in this Article or Article VI of the LLC Agreement from being materially misleading.

Loss of Title. Any failure or loss of title to the Assets, and all costs of defending, curing or perfecting title, shall be charged to the Business Account, except that in the event of costs or losses arising out of or resulting from any breach of the representations and warranties of TSVLP, TSVLP shall bear and pay all such costs and losses and shall indemnify, defend and hold harmless TSHI, the Company and the Manager from all such costs and losses.

Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise. The foregoing shall not limit any obligation of a Member to (i) indemnify the other
Member as expressly provided by this Agreement, (ii) restore a deficit Capital Account as required by Section 4.2 (b) of Exhibit C of the LLC Agreement or (iii) satisfy liabilities arising under Article IV or Section 5.2 of this Agreement. Any obligation herein to contribute capital to the Company may be compromised by written agreement of the Members, including by agreements providing for payments by an obligated Member directly to the other Member.

Indemnification.
Each Member shall indemnify the other Member, and its Affiliates and their respective directors, officers, employees, agents and attorneys, (collectively Indemnified Party) from and against all direct and indirect costs, expenses, damages, obligations, claims, demands, actions or liabilities, including reasonable attorneys fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Member (Indemnifying Party) of any representation, warranty or covenant contained in this Agreement or the LLC Agreement, including without limitation:

(i) any action taken for or obligation or responsibility assumed on behalf of the Company or another Member by a Member or any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of
Section 5.1 of the LLC Agreement;

(ii) failure of a Member or its Affiliates to comply with the non-compete or Area of Interest provisions of Article VI hereof;

(iii) any Transfer that causes termination of the tax partnership established by Section 5.2 of the LLC Agreement, against which the transferring
Member shall indemnify the non-transferring Member as provided in Subsection 7.2(e) of the LLC Agreement and Article V of Exhibit C; and

(iv) failure of a Member or its Affiliates to comply with the preemptive right under Section 7.3 of the LLC Agreement and Exhibit H of the LLC Agreement.

If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Partys expense and with counsel of the Indemnified Partys choice) the defense, compromise or settlement of the matter, including, at the Indemnifying Partys expense, employment of counsel of the Indemnifying Partys choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen out of the indemnified claim or demand.

INTERESTS OF MEMBERS

Continuing Liabilities Upon Adjustments of Ownership Interests. As between the Members, any reduction or elimination of either Members
Ownership Interest under Section 3.2 of the LLC Agreement or pursuant to a withdrawal or resignation of a Member from the Company, this Agreement or the LLC Agreement (other than a withdrawal or deemed withdrawal of TSHI prior to the Cut-Off Date, which shall be governed solely by Section 2.3 of this Agreement) shall not relieve such Member of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date, or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section and as between the Members, such Members share of such liability shall be equal to its Ownership Interest at the time the act or omission giving rise to the liability occurred (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Members initial Ownership Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Paragraph 3.14 of Exhibit B of the LLC Agreement, each of the Members shall, as between the Members, be liable for its proportionate share (Ownership Interest at the time that the act or omission giving rise to such liability occurred) of the cost of satisfying such Continuing Obligations, notwithstanding that either Member has previously resigned from the Company or that its Ownership Interest has been reduced or eliminated pursuant to Section 4.2 or Section 4.3 of the LLC Agreement. Nothing in this Section 4.1 shall be construed as applicable to a withdrawal or deemed withdrawal of TSHI prior to the Cut-Off Date, which shall be governed solely by Section 2.3 of this Agreement.

Continuing Obligations and Environmental Liabilities. On dissolution of the Company under Section 14.1 of the LLC Agreement, each Member shall, as between the Members, remain liable for its respective share of liabilities to third parties (whether such arises before or after such dissolution), including Environmental Liabilities and Continuing Obligations. In the event of the resignation of a Member pursuant to Section 14.2 of the LLC Agreement, the resigning Members share of such liabilities shall be equal to its Ownership Interest at the time such liability was incurred (or, as to liabilities arising prior to the Effective Date, its initial Ownership Interest). Nothing in this Section 4.2 shall be construed as applicable to the withdrawal or deemed withdrawal of TSHI prior to the Cut-Off Date, which shall be governed solely by Section 2.3 of this Agreement.
Grant of Lien and Security Interest.

Subject to Section 4.4 hereof, each Member grants to the other Member a lien upon and a security interest in its Ownership Interest, including all of its right, title and interest in the Company and the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing; provided, however, that this lien and security interest shall in no event apply to or burden any NSR royalty granted to TSVLP pursuant to Section
4.3 of the LLC Agreement.

The Liens and security interests granted by Subsection 4.3(a) hereof shall secure every obligation or liability of the Member granting such lien or security interest to the other Member created under this Agreement or the LLC Agreement, including the obligation of the Member to repay an Elected Loan or a Demand Loan or to have its Ownership Interest adjusted as a result of failure to make such repayment. Each Member hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Member its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

Subordination of Interests. Each Member shall, from time to time, take all necessary actions, including execution of appropriate instruments and agreements, to pledge and subordinate its Ownership Interest, any Liens it may hold which are created under this Agreement other than those securing repayment of an outstanding Elected Loan or Demand Loan, and any other right or interest it holds with respect to the Company and the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

RELATIONSHIP OF THE MEMBERS

Transfer or Termination of Rights. Neither Member shall Transfer all or any part of its rights or obligations under this Agreement, except in conjunction with a transfer or termination of the Members Ownership Interest permitted by the LLC Agreement. Any such permitted assignment shall be subject to the consent requirements of Section 7.2 of the LLC Agreement.

Abandonment and Surrender of Properties. The Member that desires to have the Company abandon or surrender all or part of the Properties pursuant to Section 12.2 of the LLC Agreement shall remain liable to the other Member for its share (determined by its Ownership Interest as of the date of such abandonment) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities conducted subsequent to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability. Nothing in this Section 5.2 shall be construed as superseding the provisions of Section 2.3 with respect to the withdrawal or deemed withdrawal of TSHI prior to the Cut-Off Date.

Implied Covenants. There are no implied covenants (including without limitation any implied covenants relating to the conduct of Exploration, Development, Mining or other activities upon or with respect to the Properties) contained in this Agreement other than those of good faith and fair dealing.

No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, expressly including the Company, or in any governmental organization or agency, except to the extent required to permit indemnification of a non-Member Indemnified Party pursuant to Subsection 3.5(a) hereof.

ACQUISITIONS WITHIN AREA OF INTEREST

General. Any interest or right to acquire any interest in real property or mineral or water rights within the Area of Interest acquired during the term of this Agreement by or on behalf of either Member (Acquiring
Member) or any Affiliate of such Member shall, in accordance with and subject to the provisions in this Article VI, be subject to the terms and provisions of this Agreement and the LLC Agreement. TSVLP and TSHI and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Member to comply with this Article shall be a breach by such Member of this Agreement.

Notice to Non-Acquiring Member. Within thirty (30) days after the acquisition of any interest or the right to acquire any interest in real property or mineral or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Member shall notify the other Member of such acquisition by it or its Affiliate; provided that if the acquisition of any interest or right to acquire any interest pertains to real property or water or mineral rights partially within the Area of Interest, then all such real property or water or mineral rights (the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article. The Acquiring Members notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals and water rights covered thereby, the cost thereof, and the reasons why the Acquiring Member believes that the acquisition of the interest is in the best interests of the Members under this Agreement. In addition to such notice, the Acquiring Member shall make any and all information concerning the relevant interest available for inspection by the other Member.
Option Exercised. Within thirty (30) days after receiving the Acquiring
Members notice, the other Member may notify the Acquiring Member of its election to have the Company acquire the acquired interest. Promptly upon such notice, the Acquiring Member shall convey or cause its Affiliate to convey to the Company, by special warranty deed, all of the Acquiring Members (or its Affiliates) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Member
(or its Affiliate) other than those to which both Members have agreed. Immediately upon such notice, the acquired interest shall become a part of the Properties for all purposes of this Agreement and the LLC Agreement.
The Company shall promptly pay to the Acquiring Member the latters actual out-of-pocket acquisition costs.

Option Not Exercised. If the other Member does not give such notice within the thirty (30) day period set forth in Section 6.3 hereof, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement or the LLC Agreement.

Non-Compete Covenants. Neither a Member that resigns pursuant to
Section 14.2 of the LLC Agreement, or is deemed to have resigned pursuant to Sections 4.2 or 4.3 of the LLC Agreement, or that withdraws or is deemed to have withdrawn pursuant to Section 3.2 of this Agreement, nor any Affiliate of such a Member, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twelve (12) months after the effective date of resignation. If a resigning Member, or the Affiliate of a resigning Member, breaches this Section, such Member shall be obligated to offer to convey to the non-resigning Member, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-resigning Member, if the acquiring party is the resigning Members Affiliate). Such offer shall be made in writing and can be accepted by the non-resigning Member at any time within forty five(45) days after the offer is received by such non-resigning Member. Failure of a Members Affiliate to comply with this Section shall be a breach by such Member of this Agreement.

Campbell-Simpson Lease. Notwithstanding any provision of this Agreement or the LLC Agreement to the contrary, the Manager shall have the full right and authority, but not the obligation, to enter into such amendments of the Campbell-Simpson Lease as the Manager deems appropriate, in its sole discretion, including without limitation for the purposes of adding claims to those leased thereunder, and to convey or quitclaim claims owned by the Company to the lessors under the Campbell-Simpson Lease in connection therewith, as the Manager deems appropriate in its sole discretion.

GOVERNING  LAW

Governing Law. Except for matters of title to the Assets Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

GENERAL PROVISIONS

Notices. All notices, payments and other required or permitted communications (Notices) to either Member shall be in writing, and shall be addressed respectively as follows:

If to TSVLP:  Tonkin Springs Venture Limited Partnership
55 Madison Street, Suite 700
Denver, Colorado 80206
Attention: President, U.S. Gold Corporation
Telephone: (303) 322-8002
Facsimile: (303) 322-7866

With a Copy to: Randy L. Parcel, Esq.
Perkins Coie LLP
1675 Broadway, Suite 2800
Denver, Colorado 80202

If to TSHI: Tonkin Springs Holdings Inc.
401 Bay Street, Suite 2302
Toronto, Ontario M5H2Y4
Canada
Attention: President, Tonkin Springs Holdings Inc.
Telephone: (416) 947-1212
Facsimile: (416) 367-4681

With a Copy to: Roger C. Adams, Esq.
Ducker, Montgomery & Lewis, P.C.
1650 Broadway, Suite 1500
Denver, Colorado 80202

All Notices shall be given (a) by personal delivery to the Member; (b) by electronic communication, capable of producing a printed transmission and confirmation, (c) by registered or certified mail return receipt requested; or
(d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication.
Either Member may change its address by Notice to the other Member.

Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

Currency. All references to dollars or $ herein shall mean lawful currency of the United States of America.

Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. References to hereunder are, unless otherwise stated, references to this entire
Agreement.

Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Members right thereafter to enforce any provision or exercise any right.

Modification. No modification or amendment of this Agreement shall be valid unless made in writing and duly executed by both Members.

Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Member arising under this Agreement or under the LLC Agreement shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God;
Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors or TSHIs contractors shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities;
actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to this Agreement or the LLC Agreement shall be reduced to levels consistent with then current Operations.

Rule Against Perpetuities. The Members do not intend that there shall be any violation of the rule against perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties or Assets, in an Ownership Interest, or the Company, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof; provided that nothing in this Section 8.10 modifies or affects the LLC Agreement and the Members obligations thereunder. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP

By:Tonkin Springs Gold Mining Company, as its General Partner

By: William W. Reid, President

TONKIN SPRINGS HOLDINGS INC.
By: Ebe Scherkus
Its Executive Vice President

Exhibit 10.10

OPERATING AGREEMENT OF TONKIN SPRINGS LLC
A Delaware Limited Liability Company

OPERATING AGREEMENT OF TONKIN SPRINGS LLC
A Delaware Limited Liability Company
TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CROSS-REFERENCES  2
1.1 Definitions  2
1.2  Cross References  2

ARTICLE II NAME, PURPOSES AND TERM  2
2.1  Formation  2
2.2  Name  2
2.3  Purposes  2
2.4  Limitation  2
2.5  Term  3
2.6  Registered Agent; Offices  3
2.7  Record Title  3

ARTICLE III INTERESTS OF MEMBERS  3
3.1  Initial Ownership Interests  3
3.2  Changes in Ownership Interests  3
3.3  Documentation of Adjustments to Ownership Interests  4

ARTICLE IVADJUSTMENTS OF MEMBERS INTERESTS AND RELATED
LIABILITIES; TREATMENT OF CASHFLOW AND CERTAIN PAYMENTS  4
4.1  Voluntary Reduction in Ownership Interests  4
4.2  Default in Making Agreed Contributions  6
4.3  Elimination of Minority Interest  7
4.4  Evidence of Changes in Ownership Interests  7
4.5  Distributions  7
4.6  Excluded Assets  8

ARTICLE V RELATIONSHIP OF THE MEMBERS  8
5.1   Limitation on Authority of Members  8
5.2  Federal Tax Elections and Allocations  9
5.3  State Income Tax  9
5.4  Tax Returns  9
5.5  Other Business Opportunities 9
5.6  Waiver of Rights to Partition or Other Division of Assets  9
5.7  Bankruptcy of a Member  9
5.8  Implied Covenants  9
5.9  No Certificate  9
5.10  Limitation of Liability  10
5.11  Indemnities  10
5.12  No Third Party Beneficiary Rights  10

ARTICLE VI REPRESENTATIONS AND WARRANTIES  11
6.1  Capacity of the Members  11

ARTICLE VII TRANSFER OF INTEREST; PREEMPTIVE RIGHT  11
7.1  General  11
7.2  Limitations on Free Transferability  11
7.3  Preemptive Right  13

ARTICLE VIII  MANAGEMENT COMMITTEE  13
8.1  Organization and Composition  13
8.2  Decisions  13
8.3  Meetings  14
8.4  Action Without Meeting  14
8.5  Matters Requiring Approval  14

ARTICLE IX MANAGER  14
9.1  Appointment  14
9.2  Powers and Duties of Manager  15
9.3  Standard of Care; Indemnification  18
9.4  Resignation; Deemed Offer to Resign  19
9.5  Payments To Manager  19
9.6  Transactions With Affiliates  20
9.7  Activities During Deadlock  20

ARTICLE X PROGRAMS AND BUDGETS  20
10.1  Initial Program and Budget  20
10.2  Operations Pursuant to Programs and Budgets  20
10.3  Presentation of Programs and Budgets  20
10.4  Review and Adoption of Proposed Programs and Budgets  20
10.5  Election to Participate  21
10.6 Deadlock on Proposed Programs and Budgets; Decision of a Member not to Fund other Members Share. 21
10.7  Budget Overruns; Program Changes  21
10.8  Emergency or Unexpected Expenditures  22
10.9  Amendments to Programs and Budgets  22

ARTICLE XI ACCOUNTS AND SETTLEMENTS  22
11.1  Monthly Statements  22
11.2  Cash Calls  22
11.3  Failure to Meet Cash Calls   22
11.4  Audits  23

ARTICLE XII PROPERTIES  23
12.1  Royalties, Production Taxes and Other Payments Based on Production
23
12.2  Abandonment and Surrender  23

ARTICLE XIII CONFIDENTIALITY, OWNERSHIP, USEAND DISCLOSURE OF
INFORMATION  24
13.1  Business Information  24
13.2  Member Information  24
13.3  Permitted Disclosure of Confidential Business Information  24
13.4  Disclosure Required By Law  25
13.5  Public Announcements  25
13.6  Duration of Confidentiality.  25

ARTICLE XIV RESIGNATION AND DISSOLUTION  26
14.1  Events of Dissolution  26
14.2  Resignation  26
14.3  Disposition of Assets on Dissolution  26
14.4  Filing of Certificate of Cancellation  26
14.5  Right to Data After Dissolution  26
14.6  Continuing Authority  27

ARTICLE XV  GOVERNING LAW  27
15.1  Governing Law  27

ARTICLE XVI  GENERAL PROVISIONS  27
16.1  Notices  27
16.2  Gender  28
16.3  Currency  28
16.4  Headings  28
16.5  Waiver  28
16.6  Modification  28
16.7  Force Majeure  28
16.8  Rule Against Perpetuities  29
16.9  Further Assurances  29
16.10  Entire Agreement; Successors and Assigns  29
16.11  Counterparts  29

Exhibits:
B.  Assets
B.  Accounting Procedures
C.  Tax Matters
D.  Definitions
E.  Net Smelter Royalty
F.  Environmental Matters
G.  Permits and Bonds
H.  Preemptive Rights
I.  [Intentionally Left Blank]
J.  Breaches and Defects Relating to Leases and Contracts
K.  [Intentionally Left Blank]
L.  Contracts
M.  Litigation
N.  [Intentionally Left Blank]
O.  [Intentionally Left Blank]
P.  Initial Program and Budget

OPERATING AGREEMENT OF TONKIN SPRINGS LLC
A Delaware Limited Liability Company

This Operating Agreement of Tonkin Springs LLC (this Agreement) is made as of February 26, 1999, (Effective Date) between TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a Nevada limited partnership (TSVLP), the address of which is 55 Madison Street, Suite 700, Denver, Colorado 80206, and TONKIN SPRINGS HOLDING INC., a Colorado corporation
(TSHI), the address of which is 401 Bay Street, Suite 2302, Toronto, Ontario, M5H2Y4, Canada.

RECITALS

Gold Capital Corporation, a Colorado corporation (GCC) and TSVLP were parties to a Mining Venture Agreement dated December 31, 1993, as amended on March 7, 1997 and July 7, 1997 (the 1993 Agreement).
Pursuant to the 1993 Agreement, GCC and TSVLP formed the Venture.
GCC at all times while the 1993 Agreement remained in effect, was Manager of the Venture and had overall management responsibility for, and control of Operations. GCC and TSVLP owned as tenants in common certain assets which were subject to the 1993 Agreement and included certain Assets, including certain properties situated in Eureka County, Nevada, these Properties and Assets are described in Exhibit A and defined in Exhibit D. The 1993 Agreement has been terminated, with GCC being assigned and retaining an undivided sixty percent (60%) interest and TSVLP being assigned and retaining an undivided forty percent (40%) interest in the Properties and Assets, free and clear of the 1993 Agreement and any and all Liens of GCC, TSVLP or their respective Affiliates.

Immediately following termination of the 1993 Agreement and immediately prior to execution of this Agreement, TSHI acquired GCCs undivided sixty percent (60%) interest in the Properties and Assets.

TSVLP and TSHI desire to participate in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement.

TSVLP and TSHI wish to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. 18-101 et seq.
(the Act) to own and operate the Properties and Assets in accordance with the terms set forth in this Agreement. Such company (the Company) shall be named Tonkin Springs LLC.
Simultaneously with the execution of this Agreement, TSVLP and TSHI have also entered into a Members Agreement and contributed, conveyed and transferred their respective interests in the Properties and Assets to the Company.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, TSVLP and TSHI agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1 Definitions. The terms defined in Exhibit D and elsewhere herein shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2 Cross References. References to Exhibits, Articles, Sections and Subsections refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to Paragraphs and Subparagraphs refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
NAME, PURPOSES AND TERM

2.1 Formation. The Company has been duly organized pursuant to the Act and the provisions of this Agreement as a Delaware limited liability company by the filing of its Certificate of Formation (as defined in the Act) in the Office of the Secretary of the State of Delaware

2.2 Name. The name of the Company is Tonkin Springs LLC and such other name or names complying with the Act as the Manager shall determine. The Manager shall accomplish any filings or registrations required by jurisdictions in which the Company conducts its Business.

2.3 Purposes. The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which each of the Members accomplishes such purposes:

(a)  to conduct Exploration within the Area of Interest,

(b) to acquire additional real property and other interests within the Area of Interest,

(c) to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining

(d)  to engage in marketing Products, and

(e) to perform any other activity necessary, appropriate, or incidental to any of the foregoing, including but not limited to permitting, reclamation, closure and other environmental compliance activities.

2.4 Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in
Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes.

2.5 Term. The term of the Company shall begin on the Effective Date and shall continue for twenty (20) years from the Effective Date and for so long thereafter as the Manger is continuing to maintain the Properties or Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, and any required Environmental
Compliance is completed and accepted, unless the Company is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a continuous basis so long as production in commercial quantities is not halted for more than 24 months.

2.6 Registered Agent; Offices. The name of the Companys registered agent in the State of Delaware is The Corporation Trust Company or such other person as the Manager may select in compliance with the Act from time to time. The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209 Orange
Street, Wilmington, DE 19801 or at any other place within the State of Delaware which the Manager shall select. The principal office of the Company shall be at any other location which the Manager shall select.

2.7  Record Title. Title to the Assets shall be held by the Company.

ARTICLE III
INTERESTS OF MEMBERS

3.1 Initial Ownership Interests. The Members shall have the following initial Ownership Interests:

TSVLP: forty percent (40%)
TSHI:  sixty percent (60%)

The Ownership Interests of the Members shall have no relationship to their Capital Accounts, which shall be determined solely as stated in the Members Agreement and Exhibit C.

3.2 Changes in Ownership Interests. The Ownership Interests shall be eliminated or adjusted as follows:

(a) Upon a default in the timely repayment of any part of an Elected Loan (following an election by either Member pursuant to Section 4.1 to contribute less to an adopted Program and Budget than the percentage equal to its Ownership Interest, or to contribute nothing to an adopted Program and Budget, and the making of an Elected Loan by the other Member);

(b) In the event of default by either Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke Section 4.2(b);

(c) As provided in the Members Agreement or in Section 4.3 of this Agreement;

(d) Upon Transfer by either Member of part or all of its Ownership Interest in accordance with Article VII; or

(e) Upon acquisition by either Member of part or all of the Ownership Interest of the other Member, however arising.

3.3 Documentation of Adjustments to Ownership Interests. Each Members Ownership Interest and related Capital Account balance shall be shown in the accounting records of the Company, as maintained by the Manager, and any adjustments thereto, including adjustments made under Article IV, shall be made monthly and shall be preceded by a notice to both Members with a written explanation of the basis such adjustments.

ARTICLE IV
ADJUSTMENTS OF MEMBERS INTERESTS AND RELATED LIABILITIES;
TREATMENT OF CASHFLOW AND CERTAIN PAYMENTS.

4.1  Voluntary Reduction in Ownership Interests.

(a) After the Cut-Off Date, a Member may elect, as provided in Section 10.5, to limit its contributions to an adopted Program and Budget as follows:

(i) To some lesser dollar amount than is proportionate to its respective Ownership Interest; or

(ii)  Not at all.

If a Member elects to contribute to an adopted Program and Budget some lesser amount than its respective Ownership Interest, or not at all, the non-electing Member may advance to the electing Member funds sufficient to fulfill the electing Member's required contribution to an agreed Program and Budget and treat the same, together with any accrued interest, as a loan repayable within one year of the anniversary of the advance of such loan bearing interest from the date of the advance at the rate provided in
Section 11.3 (an Elected Loan); provided, however, that TSHI must advance to TSVLP the amount of any Elected Loan unless TSHIs Ownership Interest drops to fifty percent (50%) or lower by operation of dilution pursuant to Section 4.1(b) or Section 4.2. In connection with any such Elected Loan, the electing Member hereby grants to the non-electing
Member a lien upon its Ownership Interest and a security interest in its rights under this Agreement, under the Members Agreement and with respect to the Company, and the proceeds therefrom, provided, however, that in the event of any default under an Elected Loan, the non-electing Member agrees that its sole remedy shall be adjustment of the electing Members Ownership Interest through dilution as provided in Section
4.1(b) below.

Each of the Members hereby agree to take all action necessary to preserve, protect and perfect such liens and security interests and hereby irrevocably nominates, constitutes and appoints the non-electing Member and each of its officers holding office from time to time as the true and lawful attorney-in-fact and agent of the electing Member with power of substitution in the name of the electing Member to do any and all such acts and things or execute and deliver all such agreements, documents and instruments as the non-electing Member reasonably considers necessary for that purpose.
Without in any way limiting the generality of the foregoing, the non-electing Member shall have the right to execute for and in the name of the electing Member all financing statements, financing or continuation change statements, conveyances, transfers, assignments, consents and other instruments as may be required for such purposes. This power of attorney shall not be revoked or terminated by any act or thing other than the termination of this Agreement pursuant to Section 14.1 or the withdrawal or deemed withdrawal of a Member pursuant to Section 2.3 of the Members Agreement, or Section 4.3 of this Agreement, or the resignation of a Member pursuant to Section 14.2.

(b) In the event any advance under any Elected Loan, together with all interest accrued thereon, has not been recouped and repaid in full out of the electing Members share of Cash Flow or otherwise repaid in full within one year after the date such advance was made, then said advance, together with all interest accrued thereon, and all other advances then outstanding under the same Elected Loan or any other Elected Loan, together with all interest accrued thereon (collectively and in the aggregate the Default Amount) shall be in default if that Elected Loan, plus all interest accrued thereon, has not been repaid in full within five (5) business days of TSVLPs receipt of written notice of default from TSHI, and the electing Members Ownership Interest shall immediately be recalculated by dividing:

(i) the sum of (a) the deemed value of the electing Members Initial Contribution under Section 2.1 of the Members Agreement, and (b) the total of all of the electing Members contributions under Section 2.2 of the Members Agreement made subsequent to the Cut-Off Date, which contributions shall include, without limitation, the amount of all repayments of principal (but not interest) made on any Elected Loan or Demand Loan prior to the relevant date of default by:

(ii) the sum of (a) Five Million Dollars ($5,000,000) (representing the aggregate deemed value of both Members Initial Contributions under
Section 2.1 of the Members Agreement); (b) the amount of the electing Members contributions calculated under clause 4.1(b)(i)(b) above; and (c) the total of the non-electing Members contributions under Section 2.2 of the Members Agreement made subsequent to the Cut-Off Date, which contributions shall include, without limitation, any Default Amount (including both the principal amount of all defaulted advances and all interest accruing thereon through the default date) plus the amount of any Demand Loan in default, together with interest accrued on such Demand
Loan through the related default date;

and then multiplying the result by one hundred,

provided, however, that if the Ownership Interest of any Member falls to ten percent (10%) or less as a result of the foregoing calculation, then the provisions of Section 4.3. shall apply. The Ownership Interest of the other Member shall thereupon become the difference between one hundred percent (100%) and the recalculated Ownership Interest.

For greater certainty, TSVLP will not be in breach or default of any obligation of this Agreement solely by reason of the fact that TSHI fails to advance to TSVLP the amount of an Elected Loan required by Section
4.1(a).

4.2  Default in Making Agreed Contributions.

(a) If a Member elects or is deemed to have elected to contribute to an approved Program and Budget in accordance with Article X and then defaults in making a contribution or cash call required in connection therewith, the non-defaulting Member may advance the defaulted contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 11.3 (a Demand
Loan). The failure to repay a Demand Loan with five (5) business days after borrowers receipt of written notice of default from lender shall be a default. Each Member hereby grants to the other a lien upon its Ownership Interest and a security interest in its rights under this Agreement, under the Members Agreement and with respect to the Company, and the proceeds therefrom, to secure any Demand Loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A non-defaulting Member may elect the applicable remedy under this Section
4.2(a) or under Section 4.2(b), or, to the extent a Member has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Member hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

(b) The Members acknowledge that if a Member elects or is deemed to have elected to contribute to an approved Program and Budget in accordance with Article X and then defaults in making a contribution or Cash Call required in connection therewith, or if a Member defaults in repaying a Demand Loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within 30 days after notice to the defaulting Member of such default, elect the following remedy by giving notice to the defaulting Member:

(i) The non-defaulting Member may elect to have the defaulting Members Ownership Interest permanently reduced in accordance with the mechanism and formula set forth in Section 4.1 (with respect to defaults under Elected Loans), and further reduced by multiplying the result by fifty percent (50%). The amount of Demand Loans which are in default, together with all interest accrued thereon, shall be added to the non-defaulting Members contributions under Section 2.2 of the Members
Agreement when calculating the defaulting Members reduced Ownership Interest. The non-defaulting Members Ownership Interest shall, at such time, become the difference between one hundred percent (100%) and the further reduced Ownership Interest. Such reductions shall be effective as of the date of the default.

(c) At the election of the Member providing an Elected Loan or a Demand Loan, a default under a Demand Loan shall constitute a default under an Elected Loan and vice versa.

4.3 Elimination of Minority Interest. Upon a reduction of a Members Ownership Interest to ten percent (10%) or less pursuant to Section 4.1 or
4.2 (b)(i), such Member shall be deemed to have withdrawn from this Agreement and from the Company and to have automatically relinquished and transferred its entire Ownership Interest to the other Member. Upon such relinquishment, the withdrawing Member shall be granted an overriding two percent (2%) net smelter royalty (the NSR, as defined in Exhibit E on Products subsequently extracted, removed and sold from the Properties, to be calculated and paid to the withdrawing Member in accordance with Exhibit E. The NSR shall be transferable by the withdrawing Member, subject to Article VII, and such Transfer shall be binding upon and inure to the benefit of such Member and their respective successors, heirs and assigns and shall be deemed to run with the Properties.

4.4 Evidence of Changes in Ownership Interests. An adjustment to an Ownership Interest shall not be evidenced by the execution, issuance or recording of certificates or other instruments, but each Members
Ownership Interest shall be shown in the books of the Company, as maintained by the Manager. Each Member shall be provided with appropriately detailed information regarding the basis and method of each such adjustments.

4.5  Distributions.

(a) Prior to the Cut-off Date, proceeds from the sale of Products (if any) shall be distributed to TSHI until the Recoupment Amount balance of TSHI is zero, after which proceeds from the sale of Products shall be accounted for and distributed as provided in Section 4.5(b) of this Agreement and in
Article II of Exhibit B.

(b) After the Cut-Off Date, provided that no Members initial Ownership Interest has been recalculated pursuant to Section 4.1 or Section 4.2, sixty percent (60%) of one hundred percent (100%) of positive Cash Flow shall be distributed to TSHI until TSHI has recovered the Recoupment Amount in full, without interest, from those distributions. While TSHI is so recovering the Recoupment Amount, the remaining forty percent (40%) of one hundred percent (100%) of positive Cash Flow shall be distributed to TSHI and TSVLP on a calendar quarter basis in proportion to their respective Ownership Interests. After TSHI has so recovered the Recoupment Amount, one hundred percent (100%) of positive Cash Flow shall be distributed to TSHI and TSVLP in proportion to their respective Ownership Interests. If a Members Ownership Interest has been recalculated pursuant to Sections 4.1 or 4.2, all references in this Subsection 4.5(b) to sixty percent (60%) shall be converted into the percentage representing the recalculated Ownership Interest of TSHI and all references to forty percent (40%) shall be converted into the percentage representing the recalculated Ownership Interest of TSVLP.

For greater certainty, and provided that no Members Ownership Interest has been recalculated pursuant to Section 4.1 or 4.2, it is the intent of the Members that the effect of the foregoing provisions of this Section 4.5 shall be that (i) after the Cut-off Date and until TSHI has so recovered the Recoupment Amount (out of sixty percent (60%) of one hundred percent
(100%) of positive Cash Flow), TSVLP shall receive sixteen percent (16%) of one hundred percent (100%) of Cash Flow, and TSHI shall receive eighty-four percent (84%) of one hundred percent (100%) of Cash Flow;
and (ii) after TSHI has so recovered the Recoupment Amount (out of sixty percent (60%) of one hundred percent (100%) of positive Cash Flow ), TSVLP shall receive forty percent (40%) of one hundred percent (100%) of Cash Flow , and TSHI shall receive sixty percent (60%) of one hundred percent (100%) of Cash Flow .

(c) Notwithstanding any provision of this Agreement to the contrary, Cash Flow (and any other distributions) otherwise due a Member receiving an Elected Loan or Demand Loan under this Agreement will first be used to pay-off and discharge all outstanding Elected Loan or Demand Loan obligations, including any accrued interest thereon, before any Cash Flow (or other distributions) is paid to the Member obligated under such loan. Amounts so distributed to pay-off or discharge Elected Loans or Demand Loans shall be deemed amounts distributed to the borrower thereunder for all purposes, including allocation of income for tax purposes.

4.6 Excluded Assets. Neither TSHI nor the Company shall have any ownership interest in the Excluded Assets, which are owned exclusively by TSVLP. The Company shall provide, free of charge to TSVLP, adequate outdoor space to continue to store and use the Excluded Assets until TSVLP removes them from the Properties. If, however, the Manager in good faith determines that the use or storage of the Excluded Assets will interfere with Operations, TSVLP shall promptly, and in no event later than 60 days after the Managers notice in writing to TSVLP of such determination, relocate such Excluded Assets to a location reasonably designated by the Manager. With respect to the Champion/Partridge house trailer, model year 1989, serial no. 1694706906 IDA 098337, the Company shall provide, at the Companys cost, electrical, gas, water and phone utilities and services at the recreational vehicle park currently being utilized, until TSVLP removes the trailer therefrom. TSVLP shall be responsible for all property tax, insurance, and any other costs related to its use or ownership of the Excluded Assets. TSVLP also shall indemnify and hold harmless the Company, TSHI, the Manager, and their respective officers, employees and agents any liabilities, obligations, claims, responsibilities, actions, demands, losses, costs or expenses, including but not limited to costs of litigation and reasonable attorneys fees, arising out of or relating to the Excluded Assets, the use thereof or any damage thereto or loss thereof.

ARTICLE V
RELATIONSHIP OF THE MEMBERS

5.1 Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. This
Section 5.1 supersedes any authority granted to the Members pursuant to the Act. Any Member that takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss or expense incurred by the Company, the other Member or the Manager as a result of the unauthorized action and shall indemnify and hold harmless the Company, the other Member and the Manager with respect to all such losses and expenses.

5.2 Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes, and no Member shall take any action to alter such treatment. Tax elections and allocations shall be made as set forth in Exhibit C.

5.3 State Income Tax. To the extent permissible under applicable law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

5.4 Tax Returns. After approval of the Management Committee, any tax returns or other required tax forms shall be filed in accordance with Exhibit C.

5.5 Other Business Opportunities. Each Member shall have the right to engage in and receive full benefits from any independent business activities or operations outside of the Area of Interest, whether or not competitive with the Company, without consulting with, or obligation to, the other
Member or the Company. The doctrines of corporate opportunity or business opportunity shall not be applied to the Business nor to any other activity or operation of any Member outside the Area of Interest. Except as otherwise provided in Section 6.5 of the Members Agreement, no Member shall have any obligation to the Company or any other Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company. Unless otherwise agreed in writing, neither the Manager nor any Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Manager or such Member.

5.6 Waiver of Rights to Partition or Other Division of Assets. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

5.7 Bankruptcy of a Member. A Member shall cease to have any power as a Member or Manager or any voting rights or rights of approval hereunder upon bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of such Member, and its successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 7.2, and shall be liable for all obligations of the Member under this Agreement. In no event, however, shall a personal representative or successor become a substitute Member unless the requirements of Section 7.2 are satisfied.

5.8 Implied Covenants. There are no implied covenants (including without limitation any implied covenants relating to the conduct of Exploration, Development, Mining or other activities upon or with respect to the Properties) contained in this Agreement other than those of good faith and fair dealing.

5.9 No Certificate. The Company shall not issue certificates representing Ownership Interests in the Company.

5.10 Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement.

5.11 Indemnities. The Company may, and shall have the power to, indemnify and hold harmless any Member , the Manager or any other person from and against any and all claims and demands whatsoever arising from or related to the Business, the Company, the Assets, Operations or a Members membership in the Company.

5.12 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1 Capacity of the Members. As of the Effective Date, each Member warrants and represents to the other that:

(a) it is a corporation or limited partnership, as the case may be, duly organized and in good standing in its state of incorporation or partnership organization and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate, partnership and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

(c) it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

ARTICLE VII
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

7.1 General. A Member shall have the right to Transfer to a third party, its Ownership Interest, or any beneficial interest therein (including without limitation any right or interest created pursuant to this Agreement or the Members Agreement), solely as provided in this Article VII.

7.2 Limitations on Free Transferability. In addition to being subject to preemptive rights as described in Section 7.4 and Exhibit H, any Transfer by either Member under Section 7.1 shall be subject to the following limitations:

(a)  No Member shall Transfer any legal or beneficial right, title or interest
(i) in or to the Company, the Properties or the Assets, or (ii) arising under this Agreement or the Members Agreement (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Ownership Interest (provided that such restriction shall not apply to any NSR interest held by a former
Member subsequent to its resignation or withdrawal from the Company and the relinquishment of its entire Ownership Interest);

(b) So long as TSHI has not recovered all of the Recoupment Amount pursuant to Section 4.5 and so long as any Elected Loan or Demand Loan to TSVLP is outstanding, TSVLP shall not Transfer any interest in its Ownership Interest unless and until the transferee has executed and delivered a written subrogation agreement in favor of TSHI and the Company by which the Transferee assumes and becomes subject to all of the obligations, loans, defects, Liens and Encumbrances affecting TSVLP, its Ownership Interest or its rights under this Agreement or the Members Agreement in a form approved by TSHI. No transferee of all or any part of a Members Ownership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member notice of the Transfer, and, except as provided in Subsections 7.2(f) and 7.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement and the Members
Agreement to the same extent as the transferring Member;

(c) Neither Member, without the consent of the other Member, shall make a Transfer that violates any Law, or results in the cancellation of any permits, licenses, or other similar authorization;

(d) No Transfer permitted by this Article shall relieve the transferring Member of any liability of such transferring Member under this Agreement or under the Members Agreement , whether accruing before or after such Transfer;

(e) Any Member that makes a Transfer that shall cause termination of the tax partnership established by Section 5.2 shall indemnify the other
Member for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the indemnified Member;

(f) In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as one
Member under this Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

(i) agree, as between themselves, that one of them is authorized to act as the sole agent (Agent) on their behalf with respect to all matters pertaining to this Agreement, the Members Agreement and the Company; and

(ii) provide written notice to the other Member, the Manager and the Company of the designation of the Agent, and in such notice warrant and represent to the other Member, the Manager and the Company that:

(A) the Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement, the Members Agreement and the Company;

(B) the other Member, the Manager and the Company may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

(C) all decisions of, notices and other communications from, and failures to respond by, the other Member , the Manager or the Company to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving written notice to the other Member, the Manager and the Company, which notice must conform to Subsection 7.2(f)(ii).

(g) TSVLP shall not grant any Encumbrance or allow any Lien to arise on or with respect to its Ownership Interest (or any other right, title or interest of TSVLP arising under this Agreement or the Members
Agreement), except for Encumbrances authorized by this Agreement or the Members Agreement.

7.3 Preemptive Right. Any Transfer by either Member under Section 7.1 and any Transfer by an Affiliate in Control of either Member shall be subject to a preemptive right of the other Member to the extent provided in Exhibit H. Failure of a Members Affiliate to comply with this Section and Exhibit H shall be a breach by such Member of this Agreement.

ARTICLE VIII
MANAGEMENT COMMITTEE

8.1 Organization and Composition. The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. Except in the case of an emergency as provided for in Section 10.8, all Programs, Budgets, Project Financings and other significant matters concerning the Operations will be subject to the supervision of the Management Committee. The Management Committee shall consist of one (1) member appointed by TSHI and one (1) member appointed by TSVLP. Each Member may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Member and to the Manager.

8.2 Decisions. Each Member, acting through its appointed members shall have one vote on the Management Committee. Unless otherwise provided in this Agreement, the vote of the Member with an Ownership Interest over fifty percent (50%) shall determine all decisions of the Management Committee, except with respect to the matters listed expressly below, which shall require unanimous approval.

(a) the abandonment, release, sale, exchange or other Transfer for value of any of the Assets, as described in Exhibit A, in any one transaction or series of related transactions if the value of such Assets or the proceeds in respect of such transaction or series or related transactions exceeds Two Hundred Fifty Thousand Dollars ($250,000), except for sales in the ordinary course of business and the abandonment, release, sale, transfer, disposition or retirement of obsolete Assets or Assets no longer useful, efficient or productive in connection with Operations; provided that any sale or disposition of the mill currently situated on the Properties or any essential component thereof shall require unanimous approval of the Management Committee, unless the reclamation and/or removal of the mill or any portion thereof is required by Law, Permits or regulatory authorities, in which case the Manager shall be authorized to conduct such reclamation and/or removal without further action of the Management Committee, and provided further that the requirements for unanimous approval of the Management Committee shall not apply with respect to the sale or disposition of any component added to the mill subsequent to the Effective Date. This Section 8.2(a) shall not apply to the sale of Products, including without limitation forward sales, future delivery contracts, hedging transactions, metals loans and other similar transactions;

(b) the termination of or the winding-up of the Company, other than as provided in this Agreement; and

(c) any processing of non-Company mineral products or materials through Company facilities.

8.3 Meetings. The Management Committee shall hold regular meetings at least quarterly in Denver, Colorado, or at other mutually agreed places.
The Manager shall give 30 days written notice to the Members of such regular meetings. Additionally, either Member may call a special meeting upon 30 days notice to the Manager and the other Member. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if one or more members is present who represent Ownership Interests greater than fifty percent (50%) of all Ownership Interests. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Member calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Members. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Members within 30 days after the meeting. The minutes, when signed by all Members, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Members. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Company cost. All other costs shall be paid for by the Members individually.

8.4  Action Without Meeting.  In lieu of meetings, the Management
Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Members.

8.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 9.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

ARTICLE IX
MANAGER

9.1 Appointment. TSHI shall have the right to appoint the initial Manager and hereby appoints Tonkin Springs Management Co., a Colorado corporation (TSMC, an Affiliate of TSHI) as the initial Manager with overall management responsibility for Operations. TSMC shall serve until it resigns as provided in Section 9.4.

9.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and
Budgets:

(a)  The Manager shall manage, direct and control Operations.

(b)  The Manager shall implement the decisions of the Management
Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c)  The Manager shall:

(i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

(ii) contract for services such as contract services for the Exploration, Development or Mining of the Properties,

(iii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

(iv) keep the Assets free and clear of all Liens and Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanics or materialmens Liens which shall be released or discharged in a diligent matter, or Liens and Encumbrances specifically approved by the Management Committee or created pursuant to the operation of this Agreement or the Members Agreement.

(d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

(e)  The Manager shall:

(i) make or arrange for all payments required by leases, licenses, permits, authorities, contracts and other agreements related to the Assets;

(ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Members sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and

(iii)  shall do all other acts reasonably necessary to maintain the Assets.
(f)  The Manager shall:

(i)  apply for all necessary permits, licenses and approvals;

(ii)  comply with applicable federal, state and local laws and regulations;

(iii) notify promptly the Management Committee of any allegations of substantial violation thereof;

(iv)  prepare and file all reports or notices required for Operations; and

(v) arrange for bonds and reclamation for both pre-existing and new conditions and disturbances of the Properties, at the Companys cost;

The Manager shall not be in breach of this provision if a violation has occurred in spite of the Managers good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

(g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings.

(h) The Manager shall provide insurance for the benefit of the Company and the Members as reasonably determined by the Manager.

(i) The Manager may dispose of Assets, whether through abandonment, surrender or Transfer, subject to the limitation set forth in Section 8.2(a) and Section 12.2.

(j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(k) The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law in order to maintain the unpatented mining claims included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget. The Manager shall timely pay all fees and record with the appropriate county and file with the appropriate United States agency, affidavits or other documents required by law to maintain all such claims or sites.

(l)  If authorized by the Management Committee, the Manager may:

(i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site,

(ii)  locate any fractions resulting from such amendment or relocation,

(iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites,

(iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby,

(v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby,

(vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and

(vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

(m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry. The Manager shall respond in a timely manner to all requests from Members for information necessary to meet filing deadlines imposed by Law.

(n) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

(i) quarterly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget;

(ii) periodic summaries of data acquired, reasonably in advance of Management Committee meetings;

(iii) copies of reports concerning Operations, reasonably in advance of Management Committee meetings;

(iv) a detailed final report within 30 days after completion of each Program and Budget, but in no event less often than annually, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

(v) such other reports as the Management Committee may reasonably request.

At all reasonable times the Manager shall provide the Management
Committee or the duly authorized representative of any Member (including representatives of any actual or potential lenders, equity investors or purchasers of a Members Ownership Interest or NSR royalty that are duly authorized in writing by a Member) access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations, including all computer files an databases related thereto. In addition, the Manager shall allow the non-managing Member or that Members authorized representative or invitee, at that Members sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Member does not unreasonably interfere with Operations.

(o) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

(p) The Manager shall have the right to require the Members to fully fund the Environmental Compliance Fund, in proportion to their respective Ownership Interests, and in accordance with Section 3.14 of Exhibit B, with all reasonably anticipated costs of future reclamation, closure and Environmental Compliance. No Member who has resigned or withdrawn from the Company will be required to contribute additional funds to the Environmental Compliance Fund unless and until all contribution made to said Environmental Compliance Fund prior to such withdrawal or resignation have been spent or committed to be spent.

(q) The Manager shall otherwise conduct Operations as it deems appropriate in its discretion.

The Manager shall not be in default of any duty under this Section 9.2 if its failure to perform results from the failure of the Members to perform acts or to contribute amounts required of them by this Agreement.

9.3 Standard of Care; Indemnification. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the non-managing Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Managers willful misconduct or gross negligence. The Members shall indemnify and hold harmless the Manager and its officers, employees and agents from and against any liabilities, obligations, claims, responsibilities, actions, demands, losses, costs or expenses, including but not limited to costs of litigation and reasonable attorneys fees, arising out of or relating to its activities as Manager, except that any liabilities or obligations arising directly from the Managers gross negligence or willful misconduct shall be excluded form this indemnity.

9.4  Resignation; Deemed Offer to Resign.   Except during the period
following the Effective Date of this Agreement up to and including the Cut-off Date , the Manager may resign upon three months prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within 30 days after the notice of resignation. In the case of any resignation as Manager by TSMC, TSVLP shall be deemed to be the other Member and TSHI shall be deemed to be the resigning Member for purposes of this Section 9.4 . If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Member, if at all, within 90 days following such deemed offer:

(a) The Ownership Interest of the Member who serves as or who appoints the Manager (which, in the case of TSMC, shall be deemed to by TSHI) becomes less than fifty percent (50%); or

(b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 30 days after notice from the other Member demanding performance; or

(c) The Manager fails to pay or contest in good faith its bills within 60 days after they are due; or

(d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

(e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Company debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(f) Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

9.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure. TSHI and TSVLP agree that all reviews and amendments of the Manager's charges pursuant to Section 3.13(e) of the Accounting Procedure shall be accomplished reasonably and in good faith.

9.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder including, without limitation, services relating to milling or beneficiating Products, it shall do so on terms no less favorable to the Company than would be the case with unrelated persons in arm's-length transactions.

9.7 Activities During Deadlock. Subject to the contrary direction of the Management Committee and to the receipt of necessary funds, if

(i) the Management Committee for any reason fails to adopt a Program and Budget, or if,

(ii) a Member elects to contribute to an adopted Program and Budget in some lesser amount than its respective Ownership Interest, or not at all, and the other Member is not required to, and decides not to, advance an Elected Loan in accordance with Section 4.1, then, with respect to clause 9.7(ii), the adopted Program and Budget shall be deemed rescinded, and, with respect to both clauses 9.7(i) and (ii), the Manager shall continue Operations at levels comparable with the last adopted Program and Budget but in no event at levels which do not fully provide for the minimum holding costs of the Properties. For purposes of determining the required contributions of the Members and their respective Ownership Interests, the last adopted Program and Budget shall be deemed extended.

ARTICLE X
PROGRAMS AND BUDGETS

10.1 Initial Program and Budget. The Initial Program and Budget to which both Members have agreed is hereby adopted and is attached as Exhibit P.

10.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Sections 9.7, 10.6, 10.7, 10.8 or 10.9 of this Agreement or in and Article VI of the Members Agreement, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets.

10.3  Presentation of Programs and Budgets. Proposed Programs and
Budgets shall be prepared by the Manager for a period of one (1) year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Members.

10.4 Review and Adoption of Proposed Programs and Budgets. Within thirty (30) days after submission of a proposed Program and Budget, or a proposed Amendment thereto under Section 10.9, each Member shall submit in writing to the Management Committee:

(a) Notice that the Member approves any or all of the components of the proposed Program and Budget; or

(b) Modifications proposed by the Member to the components of the proposed Program and Budget; or

(c) Notice that the Member rejects any or all of the components of the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Managers proposed Program and Budget. If a Member makes a timely submission to the Management Committee pursuant to Subsections 10.4(a), (b) or (c), then the Management Committee shall consult regarding the possible development of a Program and Budget acceptable to all Members (provided that no Member shall be obligated to agree to any actual change to a proposed Program and Budget in connection with such consultations) failing which the Management Committee shall determine a Program and Budget by majority vote of Ownership Interests.

10.5 Election to Participate. By notice to the Manager within 20 days after the final vote of the Management Committee adopting a Program and Budget for periods subsequent to the , a Member may elect to contribute to such Program and Budget in some lesser amount than its respective
Ownership Interest, or not at all, subject to the terms and conditions of
Article IV. If a Member fails to so notify the Manager, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Ownership Interest as of the beginning of the period covered by the Program and Budget.

10.6 Deadlock on Proposed Programs and Budgets; Decision of a Member not to Fund other Members Share. If:

(i) the Members, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, or, if

(ii) a Member elects to contribute to an adopted Program and Budget in some lesser amount than its respective Ownership Interest, or not at all, and the other Member is not required to, and decides not to, advance an Elected Loan in accordance with Section 4.1, then the provisions of Section 9.7 shall apply.

10.7 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than twenty percent (20%) then the excess over twenty percent (20%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 10.8 or unless otherwise authorized by the Management Committee or pursuant to an Amendment under Section 10.9, shall be for the sole account of the Manager and such excess shall not be included in calculations relating to the adjustment or dilution of Ownership Interests. Budget overruns of twenty percent (20%) or less shall be funded by the Members in the same manner and with the same consequences and effects as the Member provided funding for the then current Program and Budget.

10.8 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Environmental Laws or other Laws. The Manager may make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Members of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Members in the same manner and with the same consequences and effects as the Members provided the funding for the then current Program and Budget.

10.9  Amendments to Programs and Budgets.  An adopted Program and
Budget may be amended only prospectively by the Manager (the
Amendment) upon 30 days notice. The procedures for review and approval of proposed Amendments under this Section 10.9 shall be the same as the procedures for the review and approval of proposed Budgets and Programs under Section 10.4.

ARTICLE XI
ACCOUNTS AND SETTLEMENTS

11.1 Monthly Statements. The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

11.2  Cash Calls. On the basis of each adopted or amended Program and
Budget and subject to Sections  4.1 and 10.5 of this Agreement and Section
2.2 of the Members Agreement and the elections of the respective Members under such provisions, the Manager shall submit to each Member, a billing (or cash call) for estimated cash requirements for each three month period during the term of such Program. Within ten (10) days after receipt of each such billing, each Member shall pay to the Manager its share of such
estimated requirements.    For greater certainty, costs and expenditures for
Operations and working capital in support of approved Programs and Budgets shall include funding of reasonably anticipated costs of future reclamation, closure costs and Environmental Compliance. Time is of the essence of payment of such billings. The Manager shall at all times maintain a reasonable working capital reserve. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Companys bank, for the benefit of the Business Account.

11.3 Failure to Meet Cash Calls. A Member that fails to meet cash calls in the amount and at the times specified in Section 11.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to the Interest Rate, but in no event shall said rate of interest exceed the maximum permitted by Law. The non-defaulting Member shall have those other rights and remedies specified in Section 4.2. TSVLP shall not be in default hereunder with respect to any cash call for which TSHI is obligated to provide an Elected Loan under
Section 4.1.

11.4 Audits. Unless waived by all Members in writing, the Manager shall order an audit of the accounting and financial records for each calendar year (or other mutually agreed accounting period). All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Members. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management Committee.

ARTICLE XII
PROPERTIES; DISTRIBUTION OF PRODUCTION

12.1  Royalties, Production Taxes and Other Payments Based on
Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities, shall be determined and made by the Company in a timely manner and otherwise in accordance with applicable laws and agreements. The Manager shall furnish to the Members evidence of timely payment for all such required payments. In the event the Company fails to make any such required payment, any Member shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation.

12.2  Abandonment and Surrender. Either Member may request the
Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the other Member objects to such surrender or abandonment, then at the option of the objecting Member, the Company shall assign to the objecting Member or such other Person as the objecting Member specifies, by special warranty deed and without cost to the surrendering Member, all of the Companys interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the Company or the surrendering Member, other than those to which both Members have agreed. Upon the assignment, such properties shall cease to be part of the Properties.

12.3 Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Article XII, then, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two years following the date of such abandonment or surrender. If a Member reacquires any Properties in violation of this Section 12.3, the other Member may elect by notice to the reacquiring Member within 45 days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement and transferred, without charge, to the Company. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Member and shall not be included for purposes of calculating the Members' respective
Ownership Interests.

12.4 Disposition of Products by Manager. The Manager shall market and dispose of Products. Such dispositions by Manager shall be in good faith and in accordance with good industry practice, with the objective of obtaining the best possible price for the Products. The Manager shall have the right to enter into forward sales and hedging arrangements as approved by the Management Committee.

ARTICLE XIII
CONFIDENTIALITY, OWNERSHIP, USE
AND DISCLOSURE OF INFORMATION

13.1 Business Information. All Business Information shall be owned jointly by the Members as their Ownership Interests are determined pursuant to this Agreement. Both before and after the termination of the Company, all Business Information may be used by either Member for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Member. Except as provided in Sections 13.3 and 13.4, or with the prior written consent of the other Member, each Member shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

13.2 Member Information. In performing its obligations under this Agreement, neither Member shall be obligated to disclose any Member Information. If a Member elects to disclose Member Information in performing its obligations under this Agreement, such Member Information, together with all improvements, enhancements, refinements and incremental additions to such Member Information that are developed, conceived, originated or obtained by either Member in performing its obligation under this Agreement (Enhancements), shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information. Each Member may use and enjoy the benefits of such Member Information and Enhancements in the conduct of the Business hereunder, but the Member that did not originally develop, conceive, originate or obtain such Member Information may not use such Member Information and Enhancements for any other purpose. Except as provided in Section 13.4, or with the prior written consent of the other Member, which consent may be withheld in such Members sole discretion, each Member shall keep confidential and not disclose to any third party or the public any portion of Member Information and Enhancements owned by the other Member that constitutes Confidential Information.
13.3 Permitted Disclosure of Confidential Business Information. Either Member may disclose Business Information that is Confidential Information:
(a) to a Members officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Members performance of its obligations under this Agreement; (b) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Ownership Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of not later than thirty (30) days evaluating whether to make a loan to or investment in the disclosing Member; or
(d) to a third party with whom the disclosing Member contemplates any independent business activity or operation.

The Member disclosing Confidential Information pursuant to this Section
13.3, shall disclose such Confidential Information to only those parties that have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this
Section 13.3 and that have agreed in writing supplied to, and enforceable by, the other Member to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XIII. Such writing shall not preclude parties described in Subsection 13.3(b) from discussing and completing a Transfer with the other Member. The Member disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

13.4 Disclosure Required By Law. Notwithstanding anything contained in this Article, a Member may disclose any Confidential Information if, in the opinion of the disclosing Members legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to State or Federal Securities Laws or the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member.

Prior to any disclosure of Confidential Information under this Section 13.4, the disclosing Member shall give the other Member at least three (3) business days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Member shall disclose only that portion of Confidential
Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Member in intervention in any such proceeding.

13.5 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Member relating to this Business shall also identify the other Member.

13.6 Duration of Confidentiality. The provisions of this Article XIII shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 14.1, and shall continue to apply to any Member who withdraws, who is deemed to have withdrawn, or who Transfers its Ownership Interest, for two years following the date of such occurrence.

ARTICLE XIV
RESIGNATION AND DISSOLUTION

14.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a)  Upon expiration of term of the Company in accordance with Section
2.5;

(b)  Upon the unanimous written agreement of the Members; or

(c)  as otherwise provided by the Act.

14.2  Resignation. A Member may elect to resign from the Company

(a)  as set forth in the Members Agreement or

(b) by giving notice to the other Member of the effective date of resignation, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice. Upon resignation by a Member, the resigning Member shall be deemed to have transferred to the remaining Member all of its Ownership Interest, including all of its interest in the Assets and its Capital Account, without cost and free and clear of all Encumbrances arising by, through or under such resigning Member, except those described in Paragraph 1.1 of Exhibit A and those to which both Members have agreed. The resigning Member shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Member to effect the transfer of its interests in the Company and the Assets to the other Member. A resigning Member shall have no right to receive the fair value of his Ownership Interest pursuant to 18-604 of the Act. If within a sixty (60) day period both Members elect to withdraw, then the Company shall instead be deemed to have been terminated by the written agreement of the Members pursuant to Section 14.1(b).

14.3  Disposition of Assets on Dissolution. Promptly after dissolution under
Section 14.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with Exhibit C. All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business Account.

14.4 Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

14.5 Right to Data After Dissolution. After dissolution of the Company pursuant to Subsections 14.1(a), (b), or (c) , each Member shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it.

14.6  Continuing Authority. On dissolution of the Company under Section
14.1 the Member that was the Manager or that appointed the Manager prior to such dissolution (or the other Member in the event of a resignation by the Manager) shall have the power and authority to do all things on behalf of both Members that are reasonably necessary or convenient to: (a) wind up Operations (b) complete reclamation, closure and other
Environmental Compliance activities with respect to the Properties, and
(c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Members, encumber Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XV
GOVERNING LAW

15.1 Governing Law. Except for matters of title to the Assets or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

ARTICLE XVI
GENERAL PROVISIONS

16.1 Notices. All notices, payments and other required or permitted communications (Notices) to either Member shall be in writing, and shall be addressed respectively as follows:

If to TSVLP:  Tonkin Springs Venture Limited Partnership
55 Madison Street, Suite 700
Denver, Colorado 80206
Attention: President, U.S. Gold Corporation
Telephone: (303) 322-8002
Facsimile: (303) 322-7866

With a Copy to: Randy L. Parcel, Esq.
Perkins Coie LLP
1675 Broadway, Suite 2800
Denver, Colorado 80202

If to TSHI:  Tonkin Springs Holdings Inc.
401 Bay Street, Suite 2302
Toronto, Ontario M5H2Y4, Canada
Attention: President, Tonkin Springs Holdings Inc.
Telephone: (416) 947-1212
Facsimile: (416) 367-4681

With a Copy to: Roger C. Adams, Esq.
Ducker, Montgomery & Lewis, P.C.
1650 Broadway, Suite 1500
Denver, Colorado 80202

All Notices shall be given (a) by personal delivery to the Member, (b) by electronic communication, capable of producing a printed transmission and confirmation, (c) by registered or certified mail return receipt requested, or
(d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication.
Either Member may change its address by Notice to the other Member.

16.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

16.3 Currency. All references to dollars or $ herein shall mean lawful currency of the United States of America.

16.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. References to hereunder are, unless otherwise stated, references to this entire Agreement.

16.5 Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Members right thereafter to enforce any provision or exercise any right.

16.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both Members.

16.7 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors or subcontractors shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to this Agreement shall be reduced to levels consistent with then current Operations.

16.8 Rule Against Perpetuities. The Members do not intend that there shall be any violation of the rule against perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties or Assets, in an Ownership Interest, or the Company,, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

16.9 Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement or as may be reasonably required by lenders in connection with Project
Financing.

16.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

16.11 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP
By:Tonkin Springs Gold Mining Company, as its General Partner

By:William W. Reid, President


TONKIN SPRINGS HOLDINGS INC.
By: Ebe Scherkus
Its Executive Vice President



Exhibit 10.11

Amendment to Employment Agreement
Between U.S. Gold Corporation and William W. Reid

The Employment Agreement dated January 1, 1994 as Amended effective
June 1, 1995 (the Employment Agreement) between U.S. Gold Corporation, a Colorado corporation (the Employer) and William W. Reid (the Employee) is hereby amended effective as of July 21, 1998.

Whereas, for good and valuable consideration, the receipt and adequacy of which are acknowledged, Employer and Employee hereby agree to Amend the Employment Agreement as follows:

A.  Section 4.1.4 Termination by the Employee is amended as follows:

The existing first sentence of this Section which reads Upon the occurrence of any of the following events this Agreement may be terminated by the
Employee: is deleted and replaced with:

Upon the occurrence of any of the following events this Agreement may be terminated by the Employee, provided that the Employee is not provided continued employment for a guaranteed minimum of an additional three (3) years after the subject event with responsibilities, compensation and other business terms equal to or more favorable to the Employee than as provided in this
Agreement:

B. Subsection 4.1.4(v) shall be stricken and removed from the Employment Agreement.

Except as specifically set forth in this Amendment, all provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREFOF, Employer and Employee have executed this
Amendment effective as of the date first set forth above.

EMPLOYER
U.S. Gold Corporation, a Colorado corporation
By William F. Pass, Vice President, Secretary and Chief Financial Officer

EMPLOYEE
William W. Reid

Exhibit 10.12

Amendment to Employment Agreement
Between U.S. Gold Corporation and William F. Pass

The Employment Agreement dated January 1, 1994 as Amended effective
June 1, 1995 (the Employment Agreement) between U.S. Gold Corporation, a Colorado corporation (the Employer) and William F, Pass (the Employee) is hereby amended effective as of July 21, 1998.

Whereas, for good and valuable consideration, the receipt and adequacy of which are acknowledged, Employer and Employee hereby agree to Amend the Employment Agreement as follows:

A.  Section 4.1.4 Termination by the Employee is amended as follows:

The existing first sentence of this Section which reads Upon the occurrence of any of the following events this Agreement may be terminated by the
Employee: is deleted and replaced with:

Upon the occurrence of any of the following events this Agreement may be terminated by the Employee, provided that the Employee is not provided continued employment for a guaranteed minimum of an additional three (3) years after the subject event with responsibilities, compensation and other business terms equal to or more favorable to the Employee than as provided in this
Agreement:

B. Subsection 4.1.4(v) shall be stricken and removed from the Employment Agreement.

Except as specifically set forth in this Amendment, all provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREFOF, Employer and Employee have executed this
Amendment effective as of the date first set forth above.

EMPLOYER
U.S. Gold Corporation, a Colorado corporation
By William W. Reid, President and Chief Executive Officer

EMPLOYEE
William F. Pass

Exhibit 10.13

Amendment to Employment Agreement
Between U.S. Gold Corporation and David C. Reid

The Employment Agreement dated January 1, 1994 as Amended effective
June 1, 1995 (the Employment Agreement) between U.S. Gold Corporation, a Colorado corporation (the Employer) and David C. Reid (the Employee) is hereby amended effective as of July 21, 1998.

Whereas, for good and valuable consideration, the receipt and adequacy of which are acknowledged, Employer and Employee hereby agree to Amend the Employment Agreement as follows:

A.  Section 4.1.4 Termination by the Employee is amended as follows:

The existing first sentence of this Section which reads Upon the occurrence of any of the following events this Agreement may be terminated by the
Employee: is deleted and replaced with:

Upon the occurrence of any of the following events this Agreement may be terminated by the Employee, provided that the Employee is not provided continued employment for a guaranteed minimum of an additional three (3) years after the subject event with responsibilities, compensation and other business terms equal to or more favorable to the Employee than as provided in this
Agreement:

B. Subsection 4.1.4(v) shall be stricken and removed from the Employment Agreement.

Except as specifically set forth in this Amendment, all provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREFOF, Employer and Employee have executed this
Amendment effective as of the date first set forth above.

EMPLOYER
U.S. Gold Corporation, a Colorado corporation
By William F. Pass, Vice President, Secretary and Chief Financial Officer

EMPLOYEE
David C. Reid

Exhibit 23.1 Consent of BDO Siedman, LLP, to the incorporation by reference of their report dated March 26, 1999 in the Companys Form S-8.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on Form S-8, File No. 33-47460 of our report dated February 16, 1998, on our audit of the consolidated statements of operations, comprehensive loss, changes in shareholders equity and cash flows of U.S. Gold Corporation for the year ended December 31, 1997, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 1998.

BDO Siedman, LLP
March 26, 1999
Denver, Colorado

Exhibit 23.2 Consent of Stark Tinter & Associates, LLC, to the incorporation by reference of their report dated March 19, 1999 in the Companys Form S-8.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of U.S. Gold Corporation on Form S-8, File No. 33-47460 of our report dated March 19, 1999, on our audit of the consolidated financial statements of U.S. Gold Corporation as of December 31, 1998 and for the year then ended, which report is included in the Annual Report on Form 10-KSB.

Stark Tinter & Associates, LLC
Certified Public Accountants

March 19, 1999
Englewood, Colorado